ARC Reports Increase in EPS and Cash Flow from Operations on Q2 Sales of $72.4 Million

SAN RAMON, CA – (August 2, 2023) – ARC Document Solutions, Inc. (NYSE: ARC), a leading provider of digital printing and document-related services, today reported its financial results for the second quarter ended June 30, 2023.

Financial Highlights:
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(All dollar amounts in millions, except EPS)	2023	2022	2023	2022
Net sales	$72.4	$74.6	$141.3	$144.1
Gross margin	34.8%	34.2%	34.0%	33.3%
Net income attributable to ARC	$4.0	$3.3	$6.0	$5.2
Adjusted net income attributable to ARC	$4.1	$3.7	$6.2	$5.7
Earnings per share - Diluted	$0.09	$0.08	$0.14	$0.12
Adjusted earnings per share - Diluted	$0.09	$0.08	$0.14	$0.13
Cash provided by operating activities	$10.3	$8.6	$14.2	$11.5
EBITDA	$10.6	$10.9	$18.8	$19.5
Adjusted EBITDA	$11.1	$11.3	$19.8	$20.4
Capital expenditures	$2.2	$1.4	$4.5	$2.7
Debt & finance leases (including current)			$62.8	$72.1

Management Commentary:
“Today, I am happy to report a strong quarter in terms of net earnings despite the softening of overall sales due to market conditions,” said Suri Suriyakumar, Chairman and CEO of ARC. “Our business model continues to prove its effectiveness in leveraging sales, generating cash, and creating opportunities for future growth.”
“We continued to experience strong demand for digital color printing and were extremely happy to see scanning sales increase by double digits in the past two quarters,” said Dilo Wijesuriya, President and COO. “Construction plan printing remained soft, as did sales of new equipment, due to slowness in the building sector. Our operations team delivered solid growth in gross margins, and with our efficient and flexible cost structure, we are confident we will maintain strong profitability and cash flows throughout 2023.”

“Continuing strength in our bottom-line performance was the highlight of the period,” said Jorge Avalos, Chief Financial Officer. “Despite the overall sales drop of $2.2 million, gross profit was down just $360 thousand and net income was up by more than $300 thousand. On the cash side of the business, quarterly results were even more impressive with cash flows increasing by $1.7 million, and we returned $3.8 million in dividends and share repurchases to our shareholders during the second quarter.”

2023 Second Quarter Supplemental Information:
Net sales were $72.4 million, a 3.0% decrease compared to the second quarter of 2022.
Cash & cash equivalents on the consolidated balance sheet in the second quarter 2023 were $51.1 million.
ARC’s next quarterly cash dividend of $0.05 will be paid on August 31, 2023, with a record date of July 31, 2023.
Days sales outstanding were 48 in Q2 2023 and 54 in Q2 2022.
The number of MPS locations have declined slightly year over year to approximately 10,550 as of June 30, 2023 representing a net decrease of approximately 250 locations compared to June 30, 2022.

Net Revenue

In millions	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Total net revenue	$72.4	$68.9	$286.0	$68.8	$73.1	$74.6
In the second quarter 2023, net sales decreased 3.0%, compared to the same period in 2022. The decrease in net sales in 2023 is primarily driven by the decrease in our lower margin Equipment & Supplies sales, and a decrease in our Digital Printing services, partially offset by the year-over-year increase in sales from Scanning and Digital Imaging services.
Revenue by Business Lines

In millions	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Digital Printing	$44.2	$41.4	$174.8	$42.0	$44.7	$46.2
MPS	$19.0	$19.0	$75.8	$18.5	$19.4	$19.2
Scanning and Digital Imaging	$5.3	$4.6	$17.4	$4.1	$4.8	$4.3
Equipment and supplies	$3.9	$3.9	$18.1	$4.3	$4.3	$4.8
In the second quarter 2023, Digital Printing sales decreased 4.2% compared to prior year. Year-over-year sales increased in digital color graphic printing from new and existing customers and we experienced continuing demand for digital color graphic printing across most of our customer base. This growth was offset by the decrease in digital plan printing sales which we attribute to less activity and lower spending on new construction projects due to increased costs of capital.
In the second quarter 2023, MPS sales decreased 1.5% year-over-year. Fewer employees returning to the workplace after the pandemic has muted print volumes in offices. We expect MPS sales to remain challenged for the balance of the year.
In the second quarter 2023, Scanning and Digital Imaging sales increased 21.8% year-over-year. The increase in sales was primarily attributable to growing demand for paper-to-digital document conversions used in day-to-day business operations, and the creation of digital archives to replace long-term warehoused paper document storage.
In the second quarter 2023, Equipment and Supplies sales decreased 19.0% year-over-year. Equipment and Supplies sales continue to decline in the U.S. as well as in our China operations. We attribute the decrease in sales to the high cost of capital which reduced our customers' willingness to invest in equipment expenditures.
Gross Profit

In millions unless otherwise indicated	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Gross profit	$25.2	$22.9	$96.0	$23.2	$24.8	$25.5
Gross margin	34.8%	33.3%	33.6%	33.6%	33.9%	34.2%
Despite a $2.2 million decrease in sales in the second quarter of 2023 compared to the same period in 2022 gross profit only declined by $0.4 million. Second quarter 2023 gross margin increased by 60 basis points over the same period in 2022 driven by the efficiency in our cost structure and the reduction in depreciation expense.
Selling, General and Administrative Expenses

In millions	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Selling, general and administrative expenses	$19.0	$19.5	$77.5	$19.2	$19.1	$19.9
Selling, general and administrative (SG&A) expenses in the second quarter 2023 decreased in absolute dollars year-over-year by $0.9 million or 4.6%. The decrease in selling, general and administrative expenses was primarily driven by lower variable costs resulting from the decline in net sales.

Net Income and Earnings Per Share

In millions unless otherwise indicated	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Net income attributable to ARC – GAAP	$4.0	$1.9	$11.1	$2.1	$3.7	$3.3
Adjusted net income attributable to ARC	$4.1	$2.2	$12.0	$2.6	$3.7	$3.7

Earnings per share attributable to ARC
Diluted EPS – GAAP	$0.09	$0.04	$0.26	$0.05	$0.09	$0.08
Adjusted diluted EPS	$0.09	$0.05	$0.28	$0.06	$0.09	$0.08
Year-over-year, net income attributable to ARC and earnings per share increased during the second quarter of 2023, despite lower sales, as we benefited from the reduction in depreciation expense and efficiencies in our overall cost structure.
Cash Provided by Operating Activities

In millions	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
Cash provided by operating activities	$10.3	$3.8	$37.2	$10.8	$14.9	$8.6
The year-over-year increase in cash flows from operations during the second quarter of 2023, compared to the same period in 2022, was primarily due to an improvement in accounts receivable collections and continued inventory management.
EBITDA

In millions	2Q 2023	1Q 2023	FYE 2022	4Q 2022	3Q 2022	2Q 2022
EBITDA	$10.6	$8.2	$39.1	$8.9	$10.8	$10.9
Adjusted EBITDA	$11.1	$8.7	$40.9	$9.3	$11.2	$11.3
EBITDA and adjusted EBITDA decreased in the second quarter of 2023 due to lower sales during the second quarter of 2023, compared to the same period in 2022.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales from Services and Product Lines as a Percentage of Net Sales	2023	2022	2023	2022
Digital Printing	61.1%	61.9%	60.5%	61.2%
MPS	26.2%	25.8%	26.9%	26.3%
Scanning and Digital Imaging	7.3%	5.8%	7.0%	5.9%
Equipment and supplies sales	5.4%	6.5%	5.6%	6.6%

Teleconference and Webcast
ARC Document Solutions will hold a conference call with investors and analysts on Wednesday, August 2, 2023, at 2 P.M. Pacific Time (5 P.M. Eastern Time) to discuss results of the Company’s second quarter of 2023. To access the live conference call, dial (888) 330-2354. International callers may join the conference by dialing (240) 789-2706. The conference code is 68720 and will be required to register or dial into the call. A live webcast will also be made available from the “Overview” and “Events & Presentation” pages of ARC Document Solution's investor relations website at http://ir.e-arc.com. A replay of the webcast will be available on the website following the call's conclusion.

About ARC Document Solutions (NYSE: ARC)
ARC partners with top brands around the world to tell their stories through visually compelling graphics. We use advanced digital printing technology, sustainable materials, and innovative techniques to bring their vision to life. ARC also provides other digital printing and scanning services to a wide variety of industries all over North America and in select markets around the world. Follow ARC at www.e-arc.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on current opinions, estimates and assumptions of management regarding future events and the future financial performance of the Company, and on the Company’s operations. Words and phrases such as, “opportunities for future growth,” “we are confident we will maintain strong profitability and cash flows throughout 2023” and similar expressions identify forward-looking statements and all statements other than statements of historical fact, including, but not limited to, any projections regarding earnings, revenues and financial performance of the Company, could be deemed forward-looking statements. We caution you that such statements are only predictions and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. In addition to matters affecting the construction, managed print services, digital printing industries, or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in the section titled "Part I - Item 1A. Risk Factors" of ARC Document Solution's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Reports on Form 10-Q, and other periodic filings and prospectuses. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Contact Information:
David Stickney
VP Corporate Communications & Investor Relations
925-949-5114

ARC Document Solutions, Inc.
Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)
	June 30,	December 31,
Current assets:	2023	2022
Cash and cash equivalents	$51,066	$52,561
Accounts receivable, net of allowances for accounts receivable of $2,012 and $1,947	38,451	38,748
Inventory	8,876	8,610
Prepaid expenses	4,154	4,018
Other current assets	3,817	3,540
Total current assets	106,364	107,477
Property and equipment, net of accumulated depreciation of $232,051 and $231,913	37,941	40,214
Right-of-use assets from operating leases	27,691	28,163
Goodwill	121,051	121,051
Other intangible assets, net	178	208
Deferred income taxes	5,430	7,993
Other assets	2,138	2,209
Total assets	$300,793	$307,315
Current liabilities:
Accounts payable	$23,526	$22,972
Accrued payroll and payroll-related expenses	8,451	11,235
Accrued expenses	15,524	16,882
Current operating lease liabilities	9,534	9,924
Current portion of finance leases	9,792	11,558
Total current liabilities	66,827	72,571
Long-term operating lease liabilities	22,949	23,339
Long-term debt and finance leases	52,984	54,916
Other long-term liabilities	132	199
Total liabilities	142,892	151,025
Commitments and contingencies
Stockholders’ equity:
ARC Document Solutions, Inc. stockholders’ equity:
Preferred stock, $0.001 par value, 25,000 shares authorized; 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 150,000 shares authorized; 52,436 and 51,400 shares issued and 43,229 and 43,101 shares outstanding	52	51
Additional paid-in capital	135,115	132,952
Retained earnings	46,087	44,416
Accumulated other comprehensive loss	(4,284)	(4,187)
	176,970	173,232
Less cost of common stock in treasury, 9,207 and 8,299 shares	20,685	18,877
Total ARC Document Solutions, Inc. stockholders’ equity	156,285	154,355
Noncontrolling interest	1,616	1,935
Total equity	157,901	156,290
Total liabilities and equity	$300,793	$307,315

ARC Document Solutions, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$72,350	$74,564	$141,268	$144,052
Cost of sales	47,174	49,026	93,167	96,065
Gross profit	25,176	25,538	48,101	47,987
Selling, general and administrative expenses	19,013	19,939	38,495	39,294
Amortization of intangible assets	10	35	21	70
Income from operations	6,153	5,564	9,585	8,623
Other income, net	(15)	(9)	(26)	(34)
Interest expense, net	447	446	903	876
Income before income tax provision	5,721	5,127	8,708	7,781
Income tax provision	1,734	2,001	2,894	2,799
Net income	3,987	3,126	5,814	4,982
Loss attributable to the noncontrolling interest	31	136	144	252
Net income attributable to ARC Document Solutions, Inc. stockholders	$4,018	$3,262	$5,958	$5,234
Earnings per share attributable to ARC Document Solutions, Inc. stockholders
Basic	$0.09	$0.08	$0.14	$0.12
Diluted	$0.09	$0.08	$0.14	$0.12
Weighted average common shares outstanding:
Basic	42,801	42,250	42,673	42,172
Diluted	43,614	43,490	43,679	43,630

ARC Document Solutions, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash flows from operating activities
Net income	$3,987	$3,126	$5,814	$4,982
Adjustments to reconcile net income to net cash provided by operating activities:
Allowance for credit losses	131	129	229	201
Depreciation	4,363	5,153	9,015	10,547
Amortization of intangible assets	10	35	21	70
Amortization of deferred financing costs	16	15	32	30
Stock-based compensation	529	439	1,023	890
Deferred income taxes	1,583	1,843	2,545	2,578
Deferred tax valuation allowance	6	8	49	16
Other non-cash items, net	(82)	(56)	(157)	(106)
Changes in operating assets and liabilities:
Accounts receivable	920	(4,217)	222	(5,607)
Inventory	260	(289)	(323)	(1,156)
Prepaid expenses and other assets	1,284	1,984	4,542	5,197
Accounts payable and accrued expenses	(2,678)	428	(8,859)	(6,113)
Net cash provided by operating activities	10,329	8,598	14,153	11,529
Cash flows from investing activities
Capital expenditures	(2,241)	(1,424)	(4,496)	(2,666)
Other	99	54	191	142
Net cash used in investing activities	(2,142)	(1,370)	(4,305)	(2,524)
Cash flows from financing activities
Proceeds from stock option exercises	45	23	1,081	311
Proceeds from issuance of common stock under Employee Stock Purchase Plan	31	18	60	38
Share repurchases	(1,691)	(1,049)	(1,808)	(1,330)
Distribution to noncontrolling interest	—	(3,908)	—	(3,908)
Payments on finance leases	(3,011)	(3,794)	(6,194)	(7,827)
Borrowings under revolving credit facilities	40,000	38,000	82,000	76,000
Payments under revolving credit facilities	(40,000)	(39,250)	(82,000)	(78,500)
Payment of deferred financing costs	(23)	—	(23)	—
Dividends paid	(2,145)	(2,110)	(4,267)	(4,218)
Net cash used in financing activities	(6,794)	(12,070)	(11,151)	(19,434)
Effect of foreign currency translation on cash balances	(130)	(937)	(192)	(905)
Net change in cash and cash equivalents	1,263	(5,779)	(1,495)	(11,334)
Cash and cash equivalents at beginning of period	49,803	50,374	52,561	55,929
Cash and cash equivalents at end of period	$51,066	$44,595	$51,066	$44,595
Supplemental disclosure of cash flow information
Noncash investing and financing activities
Finance lease obligations incurred	$997	$2,674	$2,482	$4,363
Operating lease obligations incurred	$1,010	$3,652	$4,375	$4,799

ARC Document Solutions, Inc. Net Sales by Product Line (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Service sales
Digital Printing	$44,218	$46,165	$85,597	$88,112
MPS	18,958	19,248	37,974	37,902
Scanning and Digital Imaging	5,260	4,320	9,854	8,489
Total service sales	68,436	69,733	133,425	134,503
Equipment and Supplies Sales	3,914	4,831	7,843	9,549
Total net sales	$72,350	$74,564	$141,268	$144,052

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of cash flows provided by operating activities to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Cash flows provided by operating activities	$10,329	$8,598	$14,153	$11,529
Changes in operating assets and liabilities	214	2,094	4,418	7,679
Non-cash expenses, including depreciation and amortization	(6,556)	(7,566)	(12,757)	(14,226)
Income tax provision	1,734	2,001	2,894	2,799
Interest expense, net	447	446	903	876
Loss attributable to the noncontrolling interest	31	136	144	252
Depreciation and amortization	4,373	5,188	9,036	10,617
EBITDA	10,572	10,897	18,791	19,526
Stock-based compensation	529	439	1,023	890
Adjusted EBITDA	$11,101	$11,336	$19,814	$20,416
See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc. Non-GAAP Measures Reconciliation of net income attributable to ARC Document Solutions, Inc. to EBITDA and Adjusted EBITDA (In thousands) (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$4,018	$3,262	$5,958	$5,234
Interest expense, net	447	446	903	876
Income tax provision	1,734	2,001	2,894	2,799
Depreciation and amortization	4,373	5,188	9,036	10,617
EBITDA	10,572	10,897	18,791	19,526
Stock-based compensation	529	439	1,023	890
Adjusted EBITDA	$11,101	$11,336	$19,814	$20,416

See Non-GAAP Financial Measures discussion below.

ARC Document Solutions, Inc.
Non-GAAP Measures
Reconciliation of net income attributable to ARC Document Solutions, Inc. to unaudited adjusted net income attributable to ARC Document Solutions, Inc.
(In thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to ARC Document Solutions, Inc.	$4,018	$3,262	$5,958	$5,234
Deferred tax valuation allowance and other discrete tax items	33	432	267	438
Adjusted net income attributable to ARC Document Solutions, Inc.	$4,051	$3,694	$6,225	$5,672

Actual:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.09	$0.08	$0.14	$0.12
Diluted	$0.09	$0.08	$0.14	$0.12
Weighted average common shares outstanding:
Basic	42,801	42,250	42,673	42,172
Diluted	43,614	43,490	43,679	43,630

Adjusted:
Earnings per share attributable to ARC Document Solutions, Inc. stockholders:
Basic	$0.09	$0.09	$0.15	$0.13
Diluted	$0.09	$0.08	$0.14	$0.13
Weighted average common shares outstanding:
Basic	42,801	42,250	42,673	42,172
Diluted	43,614	43,490	43,679	43,630
See Non-GAAP Financial Measures discussion below.

Non-GAAP Financial Measures
EBITDA, EBITDA margin, Adjusted EBITDA, Adjusted EBITDA margin, adjusted net income and adjusted earnings per share presented in this report are supplemental measures of our performance that are not required by or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These measures are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, income from operations, net income margin, diluted earnings per share or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating, investing or financing activities as a measure of our liquidity. We have presented these measures because we consider them important supplemental measures of our performance and liquidity. We believe investors may also find these measures meaningful, given how our management makes use of them. The following is a discussion of our use of these measures.
EBITDA represents net income before interest, taxes, depreciation and amortization. We calculate EBITDA margin by dividing EBITDA by net sales.
We use EBITDA and EBITDA margin to measure and compare the performance of our operating divisions. Our operating divisions’ financial performance includes all of the operating activities except debt and taxation which are managed at the corporate level for U.S. operating divisions. We use EBITDA and EBITDA margin to compare the performance of our operating divisions and to measure performance for determining consolidated-level compensation. In addition, we use EBITDA and EBITDA margin to evaluate potential acquisitions and potential capital expenditures.
EBITDA and EBITDA margin have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•They do not reflect our cash expenditures, or future requirements for capital expenditures and contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•They do not reflect the significant interest expense, or the cash requirements necessary, to service interest or principal payments on our debt;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and
•Other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Because of these limitations, EBITDA and related ratios should not be considered as measures of discretionary cash available to us to invest in business growth or to reduce our indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and EBITDA margin only as supplements.
Our presentation of adjusted net income and adjusted EBITDA is an attempt to provide meaningful comparisons to our historical performance for our existing and future investors. The unprecedented changes in our end markets over the past several years have required us to take measures that are unique in our history and specific to individual circumstances. Comparisons inclusive of these actions make normal financial and other performance patterns difficult to discern under a strict GAAP presentation. Each non-GAAP presentation, however, is explained in detail in the reconciliation tables above.
Specifically, we have presented adjusted net income attributable to ARC and adjusted earnings per share attributable to ARC stockholders for the three and six months ended June 30, 2023 to reflect the exclusion of changes in the valuation allowances related to certain deferred tax assets and other discrete tax items. We believe this presentation helps facilitate our investors understanding of our results of operations and allows them to make meaningful comparisons of our operating results for the three and six months ended June 30, 2023 against the corresponding periods in 2022. We believe these changes were the result of items which are not indicative of our actual operating performance.
We have presented Adjusted EBITDA for the three and six months ended June 30, 2023 to exclude stock-based compensation expense. We calculated Adjusted EBITDA margin by dividing Adjusted EBITDA by net sales. The adjustment to exclude stock-based compensation expense from EBITDA is consistent with the definition of Adjusted EBITDA in our credit agreement; therefore, we believe this information is useful to investors in assessing our financial performance and ability to access our credit facility.